LOULO FOCUS SHIFTS

FROM EVALUATION TO DEVELOPMENT

London, 12 November 2003 – With the Randgold Resources board soon to make a mining decision about Loulo, the focus on the project is now beginning to shift from feasibility evaluation to actual project development. The same seamlessly integrated process which proved so successful at Morila is also being applied here.

"We view each project as having three stages," explains GM Projects & Evaluation Adrian Reynolds. "First exploration identifies the deposit; then we evaluate it and subject it to feasibility studies to determine whether it meets our development criteria; and when the Board gives it the go-ahead, it becomes a capital project. This whole process is fully integrated, so you will find John Steele, the GM for Capital projects, giving his input to Exploration GM Dave Reading even at early stages, for instance in the choice and frequency of metallurgical test samples. I keep a close eye on the actual development of the mine, making sure that it adheres to the plan set in the feasibility study or, if changes are made, that these add value."

While the Randgold Resources board prepares to consider its decision, junior explorer Axmin has entered into a joint venture with the world's largest gold miner, Newmont, on its permit directly to the north of Loulo. Reynolds said Newmont's involvement in the Axmin permit is seen as a strong endorsement of Randgold Resources' own belief in the prospectivity of West Mali.

DISCLAIMER:

Statements made in this release with respect to Randgold Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, estimates of reserves and mine life and liabilities arising from the closure of Syama. Randgold Resources assumes no obligation to update information in this release.